Exhibit 5.1

BAHNSEN LEGAL GROUP, PLLC

ATTORNEYS AT LAW

February 13, 2026

VIP Play, Inc.

8400 W. Sunset Rd., Suite 300

Las Vegas, Nevada 89113

Re:	VIP Play, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VIP Play, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 18,250,000 shares of common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2023 Stock Plan, as Amended and Restated effective October 3, 2025 (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bahnsen Legal Group, PLLC

Bahnsen Legal Group, PLLC 131 NE 1st Avenue, Suite 100, Boca Raton, Florida 33432

Phone: 407-808-5700 Email: jeff@bahnsenlaw.com